PERFORMANCE COMPENSATION PLAN OF CARVER BANCORP, INC.
INCENTIVE AWARD AGREEMENT

- -
Name of Participant		Social Security Number

Street Address

City	State	ZIP Code

This Incentive Award Agreement (“Agreement”) is intended to set forth the terms and conditions on which a Incentive Award, consisting of certain cash payments, has been granted under the Performance Compensation Plan of Carver Bancorp, Inc. (“Plan”).  Set forth below are the specific terms and conditions applicable to this Incentive Award.  Attached as Exhibit A is a copy of the Plan.

Incentive Award Terms
Grant Date:
Amount of Incentive Award ($):
Vesting Dates:*

*Subject to adjustment as provided in the Plan.  The Committee may, in its sole discretion,  accelerate the vesting of the Incentive Award.

By signing where indicated below, Carver Bancorp, Inc. grants this Incentive Award upon the terms and conditions specified in this Agreement, and the Participant acknowledges receipt of this Agreement, including Exhibit A, and agrees to observe and be bound by the terms and conditions set forth herein.

CARVER BANCORP, INC.		PARTICIPANT

By:
	Name:	Name:
Title:

Instructions: this page should be completed by or on behalf of the Committee.  Any blank space intentionally left blank should be crossed out.

EXHIBIT A

PERFORMANCE COMPENSATION PLAN

OF

CARVER BANCORP, INC.

1.	General Purpose of Plan.

The purpose of the Performance Compensation Plan of Carver Bancorp, Inc. (the “Plan”) is to promote the growth and profitability of Carver Bancorp, Inc., (the “Company”) and any of its respective Affiliates (collectively, the “Employer”) to provide certain key officers of the Employer with an incentive to achieve business objectives, and to attract and retain individuals of outstanding competence.

2.	Terms of the Plan

Capitalized terms will be defined in the Carver Bancorp, Inc. 2006 Stock Incentive Plan, as in effect from time to time, (the “Stock Plan”) unless otherwise indicated.

3.	Eligibility.

For each fiscal year of the Company (“Plan Year”), beginning with the fiscal year beginning on April 1, 2005 and ending on March 31, 2006, the Compensation Committee of the Company (the “Committee”) shall designate certain officers or employees of the Employer (“Eligible Employees”) who may be eligible to be considered for an Incentive Payment (as described below) under this Plan. The Eligible Employees for the first Plan Year are set forth in Appendix A to this Plan, and such individuals shall continue to be Eligible Employees for subsequent Plan Years unless the Committee shall determine otherwise.  An individual who is an Eligible Employee for a Plan Year or Plan Years may be excluded from participation in subsequent years at the discretion of the Committee.

4.	Administration.

(a)           The Plan shall be administered by the Committee.

(b)           Subject to the terms and conditions of the Plan and such limitations as may be imposed from time to time by the Board of Directors of the Company, the Committee shall be responsible for the overall management and administration of the Plan and shall have such authority as shall be necessary or appropriate in order to carry out its responsibilities, including, without limitation, the authority:

(i)           to interpret and construe the Plan and to determine all questions that may arise under the Plan as to eligibility for participation in the Plan;

(ii)           to adopt rules and regulations and to prescribe forms for the operation and administration of the Plan; and

(iii)           to take any other action not inconsistent with the provisions of the Plan that it may deem necessary or appropriate.

5.	Incentive Payments.

The Committee shall determine, in its sole discretion, whether a payment will be awarded to a Participant in any Plan Year.  The amount, if any, awarded to each Eligible Employee for a Plan Year (the “Incentive Payment”) shall be credited to a memorandum account maintained by the Company for the benefit of such person (the cumulative amount of an Eligible Employee’s Incentive Payments are referred to herein as the Eligible Employee’s “Account Balance”).  No interest or accruals, of any kind, will  be paid or credited to any Account Balance.

6.	Vesting.

Subject to the forfeiture provisions in this Section 6, each Incentive Payment shall, as long as the Eligible Employee continues to be employed by an Employer, vest 20% each year on the specified vesting date, until 100% vested on the specified vesting date of the fifth year following the Plan Year earned.  If the Eligible Employee’s employment with the Employer terminates, there shall be no further increase in the Eligible Employee’s vesting percentage and any portion of the Eligible Employee’s Incentive Payment that are not vested shall be forfeited upon such termination.  Notwithstanding the foregoing, (a) the Account Balance shall become fully vested at the effective time of the consummation of a Change in Control (as defined in the Stock Plan) as long as the Employee is employed on such effective date and (b) the Account Balance shall become fully vested if the Eligible Employee’s employment with an Employer terminates by reason of death or by reason of Disability of the Eligible Employee.  The Committee may accelerate vesting at any time.

7.	Payment.

As described in Section 6, in the event of termination due to death, Disability, or a Change in Control, the vested Account Balance shall be paid to the Eligible Employee within 30 days following the termination of the Eligible Employee’s employment with the Employer by whom the Eligible Employee is employed.  Notwithstanding anything in the Plan to the contrary, all vested portions under the Plan shall be paid in cash, subject to applicable withholding taxes, as soon as practicable following the specified vesting date but in no event later than 15th day of the third month of the year immediately following the Plan Year.

8.	Amendment and Termination.

The Board may amend, suspend or terminate the Plan in whole or in part at any time by giving written notice of such amendment, suspension or termination to the Committee.

9.	Miscellaneous.

(a)           Status as an Employee Benefit Plan.  This Plan is not intended to satisfy the requirements for qualification under Section 401(a) of the Code or to satisfy the definitional requirements for an “employee benefit plan” under Section 3(3) of ERISA.  It is intended to be a non-qualified incentive compensation program that is exempt from the regulatory requirements of ERISA.  The Plan shall be construed and administered so as to effectuate this intent.

(b)           Compliance with Section 409A of the Code. To the extent that the Plan, the Incentive Award Agreement and/or any Incentive Payments granted or awarded under the Plan are construed to be non-qualified deferred compensation plans described in Section 409A of the Code, the Plan, the Incentive Award Agreement and any Incentive Payments as applicable, shall be operated, administered and construed so as to comply with the requirements of Section 409A of the Code.  The Plan, the Incentive Award Agreement and any Incentive Payments shall be subject to amendment, with or without advance notice to the Eligible Employees and on a prospective or retroactive basis, including, but not limited to, amendment in a manner that adversely affects the rights of the Eligible Employees to the extent necessary to effect compliance with Section 409A of the Code.

(c)           No Right to Continued Employment. Neither the establishment of the Plan nor any provisions of the Plan nor any action of the Board or the Committee with respect to the Plan shall be held or construed to confer upon any Eligible Employee any right to a continuation of his or her position as an employee of the Employer.  The Employer reserves the right to dismiss any Eligible Employee or otherwise deal with any Eligible Employee to the same extent as though the Plan had not been adopted.

(d)           Construction of Language.  Whenever appropriate in the Plan, words used in the singular may be read in the plural, words used in the plural may be read in the singular, and words importing the masculine gender may be read as referring equally to the feminine or the neuter. Any reference to a section number shall refer to a section of this Plan unless otherwise indicated.

(e)           Governing Law.  The Plan shall be construed, administered and enforced according in the laws of the State of New York without giving effect to the conflict of laws principles thereof, except to the extent that such laws are preempted by federal law.

(f)           Headings.  The headings of sections are included solely for convenience of reference. If there is any conflict between such headings and the text of the Plan, the text shall control.

(g)           Taxes.  The Employer shall have the right to deduct from all amounts paid by the Employer as an Incentive Payment under the Plan any taxes required by law to be withheld with respect to such award.

(h)           Notices.  Any communication required or permitted to be given under the Plan, including any notice, direction, designation, comment, instruction, objection or waiver, shall be in writing and shall be deemed to have been given at such time as it is delivered personally or five days after mailing if mailed, postage prepaid, by registered or certified mail, return receipt requested, addressed to such party at the address listed below, or at such other address as one such party may by written notice specify to the other party:

(i)	If to the Committee:

Carver Bancorp, Inc.
75 West 125th Street
New York, New York  10027

Attention: Human Resources Department

(ii)           If to an Eligible Employee, to the Eligible Employee’s address as shown in the Employer’s records.

IN WITNESS WHEREOF, the Company adopts this Plan and causes this instrument to be executed as of December 14, 2006.

CARVER BANCORP, INC.

By: /s/ Margaret D. Roberts
Name: Margaret D. Roberts
Title: SVP & Chief Human Resources Officer

Appendix A

Eligible Employees for the first Plan Year are:

▪	James H. Bason
▪	Godofredo Benedicto
▪	Bridgette Bowie
▪	Thomas Burns
▪	Frederica Clark
▪	Mark Davis
▪	Frank Deaton
▪	Carmelo Felix
▪	Tara Hickson
▪	Savatrie Jagroop
▪	Margaret D. Roberts
▪	Odell Rutherford
▪	Patsy Simmons
▪	Jeffrey K. Stanton
▪	Roy Swan
▪	Gwendolyn Watts
▪	Timothy Williams
▪	Deborah C. Wright

Such individuals shall continue to be Eligible Employees for subsequent Plan Years unless the Committee shall determine otherwise.  An individual who is an Eligible Employee for a Plan Year or Plan Years may be excluded from participation in subsequent years at the discretion of the Committee.